SCHEDULE 14A

         Consent Solicitation Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

                          Filed by the Registrant : [ ]
                 Filed by a Party other than the Registrant [X]

                           Check the appropriate box:
                         [ ] Preliminary Proxy Statement
 [ ] Confidential, for use of Commission only (as permitted by Rule 14a-6(e)(2))
                         [ ] Definitive Proxy Statement
                       [ ] Definitive Additional Materials
        [X] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     CHRISKEN PARTNERS CASH INCOME FUND L.P.
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                (Name of Registrant as Specified in its Charter)

                            MACKENZIE PATTERSON, INC.
                                ROBERT J. KORSLIN
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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No Fee Required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      (1) Title of each class of securities to which transaction applies:

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      (2) Aggregate number of securities to which transaction applies:

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      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and how it was determined):

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      (4) Proposed maximum aggregate value of transaction:

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      (5) Total Fee Paid:

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[ ] Fee paid previously with preliminary materials:

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[ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

(1) Amount Previously Paid:
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(2) Form, Schedule or Registration Statement no.:
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(3) Filing Party:
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(4) Date Filed:
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PRELIMINARY PROXY MATERIALS HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION ("SEC") IN CONNECTION WITH THE SOLICITATION OF YOUR CONSENT TO THE PROPOSAL DESCRIBED BELOW. UPON THE FILING OF DEFINITIVE MATERIALS WITH THE SEC, THE UNDERSIGNED WILL MAIL TO YOU A COMPLETE CONSENT SOLICITATION STATEMENT. THIS CONSENT SOLICITATION STATEMENT CONTAINS IMPORTANT INFORMATION WITH RESPECT TO THE PROPOSAL, AND WE URGE YOU TO READ IT CAREFULLY IN MAKING YOUR DECISION WHETHER TO CONSENT TO THE PROPOSAL. THE PRELIMINARY PROXY MATERIALS, AND THE DEFINITIVE MATERIALS WHEN THEY ARE FILED, ARE AVAILABLE FOR FREE AT THE SEC'S INTERNET WEB SITE (http://www.sec.gov/). THE CONSENT SOLICITATION STATEMENT AND FORM OF WRITTEN CONSENT ARE ALSO AVAILABLE FOR FREE FROM THE UNDERSIGNED BY REQUEST AT THE ADDRESSES AND PHONE NUMBERS LISTED BELOW.

MacKenzie Patterson, Inc.
1640 School Street
Moraga, California 94556

Robert J. Korslin
20630 Bartlett Drive
Brookfield, Wisconsin  53045

                                   May 9, 2003

     Re: Proposal to Sell the Assets of ChrisKen Partners Cash Income Fund L.P. (the "Partnership")

Dear Unit holder:

We represent affiliates of MacKenzie Patterson, Inc. and Robert J. Korslin, who hold an aggregate of approximately 1,475 of the Partnership's units of limited partnership interest ("Units"), or approximately 4.1% of the total outstanding Units. We believe it is time for the Partnership to actively seek buyers for the Partnership's interests in its real properties (the "Properties"). We have filed with the Securities and Exchange Commission preliminary proxy materials with which we will request your consent to direct the Partnership's General Partners to submit a proposal to market the Partnership's Properties and sell them upon receipt of an acceptable offer with a minimum specified price. We are not affiliated with the General Partners or the Partnership, but solicit your consent as fellow Unit holders. Except with respect to this joint solicitation of your consent, MacKenzie Patterson and Robert Korslin are not affiliated with one another and have no other business relationships.

The Properties owned by the Partnership consist of interests in two real properties: (i) a 99.9% interest, as sole general partner, in Springdale Associates Ltd., a Delaware limited partnership ("Springdale Associates"), which owns the land and buildings located at 2407-17 Springdale Road, Waukesha (Waukesha County), Wisconsin (the "Springdale Apartments"); and (ii) a 99.9% interest, as the sole general partner, in Chicago I Self-Storage, Ltd., an Illinois limited partnership (the "Halsted Partnership"), which owns the land and buildings located at 1015 North Halsted, Chicago, Illinois ("Gold CoastStorage"). ChrisKen Limited Partnership 1, the Associate General Partner, holds the remaining .1% interest as the sole limited partner in each of Springdale Associates and the Halsted Partnership.

As stated in the Partnership's Annual Report on Form 10-K for the year ended December 31, 2002 (the "Partnership 10-K"), "The Partnership originally expected to begin an orderly liquidation of the Specified Properties after a period of operations of five to ten years. The Partnership has been operating for more than ten years." In fact, the Partnership was formed in 1987 and completed its offering of Units in 1989, some 14 years ago.

The General Partners have publicly disclosed that they are "continuing to explore opportunities that may be deemed advantageous to the Partnership, including sales of the Properties." The General Partners have not, however, announced any timetable for selling the Properties or described any actual marketing efforts to seek offers to purchase the Properties. The General Partners have disclosed that substantial time and Partnership resources have


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been expended during recent years "exploring" conversion to condominiums of the
Springdale Apartments. In the Partnership 10-K, they announced that, "Reports by
.... third party real estate firms were not as positive with respect to condominiumization of the Property as the Managing General Partner had anticipated." Rather than abandon their long standing "exploration" of condominium conversion, however, the General Partners announced that their response to the bad news on condominium conversion is to "(commission) a more thorough feasibility report and (review) federal tax implications of selling the individual apartments as condominiums and selling the Property as a whole."

We think the General Partners have spent enough time exploring and should now actively market the Properties for sale. In June 2002, an affiliate of Robert J. Korslin, one of the parties soliciting the consent, delivered to the Partnership a letter of intent describing an all cash offer to purchase both Properties for $15,000,000. The General Partners responded by stating that they "could not act on the offers to buy the properties" while "evaluating possible condominium conversion" and declined to pursue the proposed transaction. Our solicitation does not seek approval of the purchase by Mr. Korslin or his affiliates of the Properties pursuant to that proposal. Mr. Korslin intends to renew his proposal to purchase the properties, but the consent solicitation only seeks to cause the General Partners to market the properties. The General Partners will retain authority and discretion, within the bounds of the proposal, to solicit and identify buyers, negotiate the terms of sale and consummate a sale transaction on appropriate terms. We are not aware of any other offer to purchase the Properties. Nevertheless, we believe that the terms of Mr. Korslin's proposal represent desirable terms for the sale of the Properties and acceptance of that or any other offer on at least as favorable terms as that proposal would be in the best interests of the Unit holders.

We are not aware of any recent appraisals of the Properties, so cannot provide any independent estimate of the fair market value of the Partnership assets. The Partnership 10-K reports various tender offers for Units during 2002, including offers by MacKenzie Patterson, Inc. affiliates, for prices ranging from $280 to $310 per Unit, but there is no public market for the Units, so these prices cannot be viewed as representing the fair market value of the Units. Based on our analysis, if the Properties were sold for a cash purchase price of $15,000,000, then, after deducting estimated selling costs equal to 3% of the gross selling price, the net sales proceeds, plus the other net assets of the Partnership as reported in the Partnership 10-K, would provide cash available for distribution to the Unit holders in the approximate amount of $429 per Unit. We believe this represents a desirable liquidation value to the limited partners.

We believe that the sale of the Properties and termination of the Partnership will achieve the investment objectives of the Partnership and fulfill the representations made by the General Partners in connection with the offering of Units. We would note that the General Partners have a material conflict of interest in seeking to continue the Partnership indefinitely. In each of the last two years, the Partnership has paid affiliates of the General Partners in excess of $490,000 in property management fees and reimbursement of property operating payroll, according to the Partnership 10-K.

If the Properties are sold and the Partnership terminated, the General Partners will receive no further fees or reimbursements from the Partnership. On the other hand, if the Partnership continues, the General Partners' affiliates will continue to collect fees and reimbursements, while the Unit holders remain subject to the risk of any adverse change in the value of the Properties. In this regard, we would note that occupancies for each of the Properties have declined each of the last three years according to the Partnership 10-K. Furthermore, the Partnership has made no distributions to Unit holders since the second quarter of 2002, and the distribution level on Units has fallen each of the last two years.

We believe the time is right to sell the Properties and complete the Partnership's investment cycle. Upon filing of definitive proxy materials with the SEC, we will forward a Consent Solicitation Statement and a form of Written Consent to you. Please review the Consent Solicitation Statement and execute and return to us the Written Consent form as directed. If you have any questions, please contact MacKenzie Patterson at 800-854-8357 or Robert Korslin at 262-827-9652.


MACKENZIE PATTERSON, INC.
ROBERT J. KORSLIN